EXHIBIT 3

PROMISSORY NOTE

$2,500,000	Dated: December 29, 2011

1.    FOR VALUE RECEIVED the undersigned, TNDK, LLC, a Delaware limited liability company, having its registered office at 1045 North 115th Street, Suite 200, Omaha, Nebraska 68154 (“Maker”), shall pay to the order of Tenaska Energy, Inc., a Delaware corporation (‘‘Holder”; “Holder” refers to Tenaska Energy, Inc. and any subsequent owner of this Note), the principal sum of Two Million Five Hundred Thousand United States Dollars ($2,500,000) with interest on the unpaid principal balance to accrue commencing on the date and at the rate specified below.  All amounts due under this Note shall be paid at the principal office of Holder at 1044 North 115th Street, Suite 400, Omaha, Nebraska 68154-4446 or at such other place as Holder may designate to Maker in writing.

2.    Interest on this Note shall commence to accrue on the date hereof at the rate of twelve percent (12%) per annum on the unpaid principal balance thereof remaining outstanding from time to time until paid.

3.    Subject to the terms and conditions of this Note, the principal and any accrued but unpaid interest on this Note shall be due and payable as follows:

(a)    Commencing on the date hereof, Maker’s parent entity, Tenaska Biofuels, LLC (“TBF’’), may make equity contributions to Maker in the amount of any interest payment due to Holder pursuant to the terms of this Note, and Maker shall use those contributions to make interest payments to the Holder which shall be due quarterly on the last day of each March, June, September, and December (and if such day is not a Business Day, then on the immediately preceding Business Day).  “Business Day” shall mean any day on which the Federal Reserve member banks in New York City are open for business.

(b    Until such time as TBF has achieved Shareholders’ Equity/Members’ Capital (as reflected on TBF’s Consolidated Balance Sheet and calculated in accordance with GAAP), of at least $5,000,000 (the “Minimum SE/MC”), Maker shall not accept equity contributions from TBF to be used to make principal payments to the Holder which are due pursuant to this Note.

(c)    Once TBF has achieved the Minimum SE/MC and for so long as TBF maintains the Minimum SE/MC, TBF may make monthly equity contributions to Maker in the amount of Net Income (as reflected on TBF’s Consolidated Balance Sheet and calculated in accordance with GAAP) that TBF earned in the immediately preceding month; provided, however, that the amount of any such monthly equity contribution shall not exceed TBF’s monthly Net Income (as reflected on TBF’s Statement of Income and calculated in accordance with GAAP) for such month.

(d)    Maker shall deliver to Holder each such monthly equity contribution that Maker receives from TBF until such time as the principal amount and any accrued but unpaid interest of this Note has been paid in full.

4.    All payments of principal and interest in respect to this Note shall be made by wire transfer to Lender as follows:

Bank:	U.S. Bank

Location:	Omaha, NE

Account Title:	Tenaska Energy, Inc

ABA:	104000029

A/C:

5.    Subject to the provisions of Section 3 hereof, Maker shall have an ongoing option to prepay all or a portion of the principal balance and interest of this Note.  Except as otherwise specifically provided, all payments received by Holder from Maker on this Note shall be applied first to unpaid attorney fees, costs of collection, and related expenses incurred and owing from Maker in connection with this Note, and then to interest due on the outstanding principal balance, and thereafter in reduction of the principal balance.  All interest shall be computed on the assumption that each year contains 360 days and is composed of twelve, thirty-day months.

6.    If a default occurs in any payment due or other obligation under this Note, then Holder may, in its sole and absolute discretion, declare immediately due and payable without notice all sums due under this Note, including all fees, costs of collection, unpaid principal and interest, and payment thereof may be enforced and recovered in whole or in part, at any time, by one or more of the remedies provided in this Note or otherwise then available at law or in equity.  The remedies of Holder, as so provided, shall be cumulative and concurrent; may be pursued singly, successively or together against the Maker, and any other funds, property or security held by Holder for the payment of this Note or otherwise, at the sole discretion of Holder; and may be exercised as often as occasion therefor shall occur.  The failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

7.    The Maker and all endorsers, guarantors, sureties and all other persons liable or to become liable on this Note, hereby jointly and severally waive diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor and of maturity, and any recourse to suretyship defenses generally, and agree that, without notice, Holder may from time to time extend, renew, or otherwise modify the date or dates or amount or amounts of payment above recited; with or without consideration.  In any such case, any and all of said persons or entities shall continue to be liable to pay the unpaid balance of the indebtedness evidenced hereby as so extended, renewed or modified and notwithstanding any such release.

8.    All makers, endorsers, guarantors, sureties and all other persons liable or to become liable on this Note, also hereby jointly and severally agree to indemnify Holder against all costs of collection, including reasonable attorney’s fees and all costs of suit, in case the principal sum of this Note, or any portion thereof, or any payment of interest or principal and interest thereon, or any premium or late charges, is not paid when due, or in the event Holder is made party to any litigation because of the existence of the indebtedness evidenced by this Note, whether through courts of original jurisdiction, as well as in courts of appellate jurisdiction, or through a bankruptcy court or other legal proceedings.

9.    This Note applies to, inures to the benefit of, and is binding not only upon Maker and Holder, but on their respective heirs, legal representatives, successors and assigns; provided this Note shall not be assumed or assigned by Maker to any person without the express written consent of Holder, which consent may be withheld in Holder’s sole and absolute discretion.  Any such assignment or assumption or attempt to assign or assume shall without further notice from Holder render all amounts due under this Note to be immediately due and payable in full.

10.    This Note may not be amended, modified or changed nor shall any waiver of any provision hereof be effective, except only by an instrument in writing and signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.

11.    The provisions of this Note are intended to be performed in accordance with, and only to the extent permitted by all applicable requirements of law.  If any term or provision of this Note or the application of this Note to any person, entity or circumstance shall, for any reason and to any extent, be held invalid or unenforceable, neither the remainder of this Note nor the application of this Note or such provision to any other person or circumstance or other instruments referred to in this Note or affected provision shall be affected thereby but, rather, the same shall be enforced to the fullest extent permitted by law.  In the event that any provision of this Note, or the application thereof, is held to by any court of competent jurisdiction to be illegal or unenforceable, Maker and Holder shall attempt in good faith to agree upon an equitable adjustment in order to overcome to the greatest extent possible the effect of such illegality or enforceability.

12.    This Note shall be governed by and construed in accordance with the laws of the State of Nebraska, excluding any choice of law provisions or conflict of law principles which would require reference to the laws of any other jurisdiction.  With respect to any claim of any person or entity arising out of this Note:  (i) Holder and Maker, respectively, irrevocably submit to the exclusive jurisdiction of the federal courts located in the District of Nebraska (unless such federal courts lack subject matter jurisdiction, in which case Holder and Maker irrevocably submit to the exclusive jurisdiction of the state courts located in Douglas County, State of Nebraska), and (ii) Holder and Maker, respectively, irrevocably waives any objection which it may have at any time to the venue of any suit, action or proceeding arising out of or relating to this Note or the Obligations brought in any such court and irrevocably waives any claim that such suit, action or proceeding is brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over it.

13.    Unless otherwise expressly stated in this Note, no judgment, order or execution entered in any suit, action or proceeding in favor of any person or entity, whether legal or equitable, under this Note shall be obtained or enforced against any of Holder or Maker’s officers, directors, shareholders or against the individual assets of any such persons for the purpose of obtaining satisfaction of any obligation arising under this Note and any right to so proceed is hereby expressly waived, renounced and remitted by Holder and Maker respectively, each for itself and its successors and assigns.

IN WITNESS WHEREOF, the undersigned Maker has caused this Note to be duly executed as of the date and year first above written.

TNDK, LLC

By:	Tim G. Kudron

Name:	Tim G. Kudron

Title:	Senior Vice President, Corporate Controller